Exhibit 14

BARBIER FRINAULT & AUTRES

DELOITTE & ASSOCIES

ERNST & YOUNG

Commissaire aux Comptes

Commissaire aux Comptes

Membre de la Compagnie de Versailles

Membre de la Compagnie de Versailles

185, avenue Charles de Gaulle

41, rue Ybry

BP 136

92576 Neuilly-sur-Seine Cedex

92203 Neuilly-sur-Seine Cedex

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in Registration Statements Nos. 333-114880, 333-102522, 333-83120, 333-100153, 333-83222, 333-118726 and 333-125196 of Suez on Form S-8 of our report dated June 29, 2005, with respect to consolidated financial statements of Suez, appearing in this Annual Report on Form 20-F of Suez for the year ended December 31, 2004.

Neuilly-sur-Seine, France, June 29, 2005

BARBIER FRINAULT & AUTRES ERNST & YOUNG /s/ Christian Chochon	DELOITTE & ASSOCIES /s/ Jean-Paul Picard